EXHIBIT 11
                     Written Consent of Price Waterhouse LLP




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                       CONSENT OF INDEPENDENT ACCOUNTANTS






   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 17, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of The Phoenix Edge Series Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Information" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.







/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts

January 24, 1996